CONFIDENTIAL INFORMATION, INVENTIONS
ASSIGNMENT AND NON-COMPETE AGREEMENT

This CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT (this "Agreement") is made between Dyadic International, Inc. (the "Company") and the undersigned employee.

In consideration of my employment with, and compensation provided by, the Company (which for purposes of this Agreement shall be deemed to include any subsidiaries or affiliates of the Company), the receipt of confidential information while associated with the Company, and other good and valuable consideration, and as an inducement to the Purchasers (as defined in paragraph 23 below) entering into the Purchase Agreement (as defined in paragraph 23 below) and consummating the transactions contemplated by the Purchase Agreement, I, the undersigned individual, agree that:

1. Term of Agreement. This Agreement shall continue in full force and effect for the duration of my employment by the Company (the "Period of Employment") pursuant to that certain Employment Agreement dated as of the date hereof, between the Company and myself, as amended from time to time (the "Employment Agreement") and shall continue thereafter until terminated through a written instrument signed by both parties.

2. Confidentiality.

(a) Definitions. "Proprietary Information" is all information and any idea whatever form, tangible or intangible, pertaining in any manner to the Business, or the business of any of the Company's affiliates, or its employees, clients, consultants, scientific advisors, research collaborators, or business associates, which was produced by any employee, consultant, scientific advisor or research collaborator of the Company in the course of his or her employment ~~or~~, consulting, advising or collaborative relationship or otherwise produced or acquired by or on behalf of the Company. All Proprietary Information not generally known outside of the Company's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." By example and without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to:

(i) Biomaterials, formulas, research and development techniques ~~,~~ and processes, including, without limitation, filamentous fungal protein expression and high throughput screening systems, trade secrets, computer programs, software, electronic codes, mask works, inventions, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results, and research projects;

(ii) information about costs, profits, markets, sales, contracts and lists of customers, and distributors;

(iii) business, marketing, and strategic plans;

(iv) forecasts, unpublished financial information, budgets, projections, and customer identities, characteristics and agreements; and

(v) employee personnel files and compensation information.

Confidential Information is to be broadly defined, and includes all information that has or could have commercial value or other utility in the Business or contemplated business or activities of the Company, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as Confidential Information by the Company.

(b) Existence of Confidential Information. The Company owns and has developed and compiled, and will develop and compile, certain trade secrets, proprietary techniques and other Confidential Information which have great value to the Business. This Confidential Information includes not only information disclosed by the Company to me, but also information developed or learned by me during the course of my employment with the Company.

(c) Protection of Confidential Information. I will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party, other than in my assigned duties and for the benefit of the Company, any of the Company's Confidential Information, either during or after my employment with the Company. In the event I desire to publish the results of my work for the Company through literature or speeches, I will submit such literature or speeches to the board of managers of the Company (the "Board") at least ten (10) days before dissemination of such information for a determination (without my participation or vote) of whether such disclosure may alter trade secret status, may be highly prejudicial to the interests of the Company, or may constitute an invasion of its privacy. I agree not to publish, disclose or otherwise disseminate such information without prior written approval of the Board. I acknowledge that I am aware that the unauthorized disclosure of Confidential Information of the Company may be highly prejudicial to its interests, an invasion of privacy, and an improper disclosure of trade secrets.

(d) Delivery of Confidential Information. Upon request or when my employment with the Company terminates, I will immediately deliver to the Company all copies of any and all materials and writings received from, created for, or belonging to the Company including, but not limited to, those which relate to or contain Confidential Information. In the event I fail or refuse to return such Confidential Information, the Company may pursue any remedy or remedies legally available to it, including, without limitation, the withholding of any sums which might otherwise be due me from the Company until I return such Confidential Information to the Company.

(e) Location and Production. I shall maintain at my work station and/or any other place under my control only such Confidential Information as I have a current "need to know." I shall return to the appropriate person or location or otherwise properly

dispose of Confidential Information once that need to know no longer exists. I shall not make copies of or otherwise reproduce Confidential Information unless there is a legitimate business need of the Company for reproduction.

(f) Prior Actions and Knowledge. I represent and warrant that from the time of my first contact with the Company I held in strict confidence all Confidential Information and have not disclosed any Confidential Information, directly or indirectly, to anyone outside the Company, or used, copied, published, or summarized any Confidential Information, except to the extent otherwise permitted in this Agreement.

(g) Third-Party Information. I acknowledge that the Company has received and in the future will receive from third parties their confidential information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that, during the Period of Employment and thereafter, I will hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform my obligations hereunder and as is consistent with the Company's agreement with such third parties.

(h) Third Parties. I represent that my employment with the Company does not and will not breach any agreements with or duties to a former employer or any other third party. I will not disclose to the Company or use on its behalf any confidential information belonging to others and I will not bring onto the premises of the Company any confidential information belonging to any such party unless consented to in writing by such party.

3. Proprietary Rights, Inventions and New Ideas.

(a) Definition. The term "Subject Ideas or Inventions" includes any and all Biomaterials, ideas, and processes, including, without limitation, filamentous fungal protein expression and high throughput screening systems, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing that, whether or not patentable, are conceived, developed or created which: (i) relate to the Business or contemplated business or activities of the Company; (ii) relate to the Company's actual or demonstrably anticipated research or development; (iii) result from any work performed by me for the Company; (iv) involve the use of the Company's equipment, supplies, facilities or trade secrets; (v) result from or are suggested by any work done by the Company or on behalf of the Company, including, without limitation, by the Company's contract researchers and scientific advisors, or at the Company's request, or any projects specifically assigned to me; or (vi) result from my access to any of the Company's memoranda, notes, records, drawings, sketches, models, maps, customer lists, research results, data, formulae, specifications, inventions, processes, equipment or other materials (collectively, "Company Materials").

(b) Company Ownership. All right, title and interest in and to all Subject Ideas and Inventions, including but not limited to all registrable and patent rights which may subsist therein, shall be held and owned solely by the Company, and where applicable, all Subject Ideas and Inventions shall be considered works made for hire. Immediately following the execution of this Agreement and from time to time during my employment by the Company, I shall mark all Subject Ideas and Inventions with the Company's copyright or other proprietary notice as directed by the Company and shall take all actions deemed necessary by the Company to protect the Company's rights therein. In the event that the Subject Ideas and Inventions shall be deemed not to constitute works made for hire, or in the event that I should otherwise, by operation of law, be deemed to retain any rights (whether moral rights or otherwise) to any Subject Ideas and Inventions, I agree to assign to the Company, without further consideration, my entire right, title and interest in and to each and every such Subject Idea and Invention.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Subject ideas and Inventions and their development made by me (solely or jointly with others) during the term of my employment with the Company. These records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. These records will be available to and remain the sole property of the Company at all times.

(d) Determination of Subject Ideas and Inventions Because of the difficulty of establishing when any Subject Ideas or Inventions are first conceived by me, or whether they result from my access to Confidential Information or Company Materials, I agree that any Subject Idea and Invention shall, among other circumstances, be deemed to have resulted from my access to Company Materials if: (i) it grew out of or resulted from my work with the Company or is related to the Business, and (ii) it is made, used, sold, exploited or reduced to practice, or an application for patent, trademark, copyright or other proprietary protection is filed thereon, by me or with my significant aid, within one (1) year after termination of the Period of Employment (the "Restricted Period"). I further agree that for a period of one (1) year immediately following the expiration of the Restricted Period, all information and records reasonably related to the Business, including, without limitation, any Biomaterials, idea, or process, including, without limitation, filamentous fungal protein expression and high throughput screening systems, trademark, service mark, invention, technology, computer hardware or software, original work of authorship, design, formula, discovery, patent, copyright, product, and all improvements, know-how, rights, and claims related to the foregoing ("Intellectual Property"), that is conceived, developed, or reduced to practice by me (alone or with others) –, shall be disclosed promptly by me to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the Intellectual Property is a Subject Idea or Invention subject to this Agreement.

(e) Assistance. I further agree to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights or other rights or registrations on said Subject Ideas and Inventions in any and all countries, and to that end will execute all documents necessary:

(i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection; and

(iii) to cooperate with the Company (but at the Company's expense) in any enforcement or infringement proceeding on such letters patent, copyright or other analogous protection.

(f) Authorization to Company. In the event the Company is unable, after reasonable effort, to secure my signature on any patent, copyright or other analogous protection relating to a Subject Idea and Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf and stead to execute and file any such application, applications or other documents and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of letters patent, copyright or other analogous rights or protections thereon with the same legal force and effect as if executed by me. My obligation to assist the Company in obtaining and enforcing patents and copyrights for Subject Ideas and Inventions in any and all countries shall continue beyond the termination of my relationship with the Company, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance.

(g) Exhibit. I acknowledge that there are no currently existing ideas, processes, inventions, discoveries, marketing or business ideas or improvements which I desire to exclude from the operation of this Agreement. To the best of my knowledge, there is no other contract to assign inventions, trademarks, copyrights, ideas, processes, discoveries or other intellectual property that is now in existence between me and any other person (including any business or governmental entity).

(h) No Use of Name. I shall not at any time use the Company's name or any of the Company trademark(s) or trade name(s) in any advertising or publicity without the prior written consent of the Company.

4. Competitive Activity.

(a) Acknowledgment. I acknowledge that the pursuit of the activities forbidden by Section 4(b) below would necessarily involve the use, disclosure or misappropriation of Confidential Information.

(b) Prohibited Activity. To prevent the above-described disclosure, misappropriation and breach, I agree that during my employment and for a period of three (3) years after termination of the Period of Employment, without the Company's express, written consent, I shall not, directly or indirectly,

(i) engage in business as, or own an interest in, directly or indirectly, any individual proprietorship, partnership, corporation, joint venture, or any other form of business entity, whether as an individual proprietor, partner, shareholder, joint venturer, officer, director, consultant, finder, broker, employee, or in any other manner whatsoever (except on behalf of the Company), if such entity is engaged in whole or in part in any business of the type and character engaged in and competitive with that conducted by the Company; provided, however, nothing contained in this paragraph shall be deemed to prohibit me from owning 4.9% or less of the capital stock of any entity engaged in any such business having a class of stock which is traded on any national stock exchange or in the over-the-counter market; or

(ii) attempt in any manner to solicit from any Restricted Entity business of the type performed or provided by the Company or to persuade any Restricted Entity to cease to do business or to reduce the amount of business which any such ꞙ Restricted Entity has customarily done or is reasonably expected to do with the Company, whether or not the relationship between the Company and such Restricted Entity was originally established in whole or in part through my efforts; or

(iii) induce any person who is or has been during the preceding year engaged as an employee, consultant, agent, independent contractor, or otherwise by the Company, to terminate his or her employment with the Company; or

(iv) render to or for any Restricted Entity any services of the type rendered by the Company.

For purposes of this paragraph 4, the term "Restricted Entity" shall mean (i) anyone who is a customer of or supplier, manufacturer, research collaborator or scientific advisor to the Company at the time of the termination of my employment with the Company or if my employment shall not have terminated, at the time of the alleged prohibited conduct (the "Determination Date"); (ii) anyone who was a customer of or supplier, manufacturer, research collaborator or scientific advisor to the Company at any time during the two year period immediately preceding the Determination Date; or (iii) any prospective customers, suppliers, manufacturers, research collaborators or scientific advisors who made or to whom the Company made a formal presentation or similar offering of services at any time during the one year period immediately preceding the Determination Date.

(c) I acknowledge that the time, scope, geographic area and other provisions of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the transactions contemplated by the Purchase Agreement and are given as an integral and essential part of the transactions contemplated by the Purchase Agreement, it being understood that the customers of the Company do business throughout the world and may be serviced from any location and accordingly it is reasonable that the restrictive covenants set forth herein are not limited by narrow geographic area but generally by the location of such customers and potential customers. In the event that any covenant contained in this paragraph 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. The existence of any claim or cause of action which I may have against the Company shall not constitute a defense or bar to the enforcement of any of the provisions of this paragraph 4 and I shall pursue such action through separate court action.

(d) I acknowledge that the Company and I intend to and hereby confer jurisdiction to enforce the covenants contained in this paragraph 4 upon the courts of any state or other jurisdiction within the geographical scope of such covenants in which a breach or alleged breach of a covenant contained herein has been alleged to have occurred. In the event that the courts of one or more of such states or other jurisdictions shall hold such covenants unenforceable (in whole or in part) by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the

courts of any other states or other jurisdictions within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or other jurisdictions, the above covenants as they relate to each state or other jurisdiction being, for this purpose, severable into diverse and independent covenants.

5. Representations and Warranties. I represent and warrant (i) that I have no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with my undertaking a relationship with the Company; (ii) that the performance of the services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party; (iii) that I will not use in the performance of my responsibilities for the Company any materials or documents of a former employer; and (iv) that I have not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement.

6. Termination Obligations.

(a) Upon the termination of my relationship with the Company or promptly upon the Company's request, I shall surrender to the Company all equipment, tangible Proprietary Information, documents, books, notebooks, records, reports, notes, memoranda, drawings, sketches, models, maps, contracts, lists, computer disks (and other computer-generated files and data), any other data and records of any kind, and copies thereof (collectively, "Company Records"), created on any medium and furnished to, obtained by, or prepared by myself in the course of or incident to my employment, that are in my possession or under my control.

(b) My representations, warranties, and obligations contained in this Agreement shall survive the termination of the Period of Employment.

(c) Following any termination of the Period of Employment, I will fully cooperate with the Company in all matters relating to my continuing obligations under this Agreement.

(d) In the event that I leave the employ of the Company I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(e) Upon termination of the Period of Employment, I will execute a Certificate acknowledging compliance with this Agreement in the form reasonably provided by the Company.

7. Injunctive Relief. I acknowledge that my failure to carry out any obligation under this Agreement, or a breach by me of any provision herein, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive

relief, an order for specific performance, and other equitable relief. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance. I also understand that other action may be taken and remedies enforced against me.

8. Modification. No modification of this Agreement shall be valid unless made in writing and signed by both parties.

9. Binding Effect. This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and is for the benefit of the Company and its successors and assigns.

10. Governing Law. This Agreement shall be construed in accordance with, and all actions arising under or in connection therewith shall be governed by, the internal laws of the State of Florida (without reference to conflict of law principles).

11. Integration. This Agreement sets forth the parties' mutual rights and obligations with respect to proprietary information, and intellectual property. This Agreement is intended to be the final, complete, and exclusive statement of the terms of the parties' agreements regarding these subjects. This Agreement supersedes all other prior and contemporaneous agreements and statements on these subjects, and may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, which apply to myself are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control unless changed in writing by the Company.

12. Construction. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not limitation, this Agreement shall not be construed against the party responsible for any language in this Agreement. The headings of the paragraphs hereof are inserted for convenience only, and do not constitute part of and shall not be used to interpret this Agreement.

13. Attorneys' Fees. Should either I or the Company, or any heir, personal representative, successor or permitted assign of either party, resort to legal proceedings to enforce this Agreement, the prevailing party in such legal proceeding shall be awarded, in addition to such other relief as may be granted, attorneys' fees and costs incurred in connection with such proceeding.

14. Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

15. Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either the Company or me (or by that party's successor), whether pursuant hereto, to any other agreement, or to law, shall not preclude or waive that party's right to exercise any or all other rights and remedies. This Agreement will inure to the benefit of the Company and its successors and assigns.

16. Nonwaiver. The failure of either the Company or me, whether purposeful or otherwise, to exercise in any instance any right, power or privilege under this Agreement or under law shall not constitute a waiver of any other right, power or privilege, nor of the same right, power or privilege in any other instance. Any waiver by the Company or by me must be in writing and signed by either myself, if I am seeking to waive any of my rights under this Agreement, or by an officer of the Company (other than me) or some other person duly authorized by the Company.

17. Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if it is in writing, and if and when it is hand delivered or sent by regular mail, with postage prepaid, to my residence (as noted in the Company's records), or to the Company's principal office, as the case may be.

18. Date of Effectiveness. This Agreement shall be deemed effective as of the commencement of my employment with the Company. [This Agreement shall be effective as of the date set forth below.][1]

19. Agreement to Perform Necessary Acts. I agree to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

20. Assignment. This Agreement may not be assigned without the Company's prior written consent.

21. Compliance with Law. I agree to abide by all federal, state, and local laws, ordinances and regulations.

22. Employee Acknowledgement. I acknowledge that I have had the opportunity to consult legal counsel in regard to this Agreement, that I have read and understand this Agreement, that I am fully aware of its legal effect, and that I have entered into it freely and voluntarily and based on my own judgment and not on any representations or promises other than those contained in this Agreement.

23. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) The term "affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with, the Company.

(ii) The term "Biomaterials" means, (i) classical or genetically modified strains, micro or other organisms, genes, proteins, peptides, small molecules, enzymes or other DNA, vectors, plasmids, expression cassettes or other genomic tools which are being worked with or on by the Company or which are being worked with or on the Company's behalf by the Company's advisors, research and business collaborators, and (ii) "Biomaterials" and fermentation or other manufacturing processes being utilized by the Company, the Company's research or business collaborators or the Company's third party manufactures for research, pilot scale and/or commercial manufacture of biotechnology and other products.

(iii) The term "Business" shall mean any and all methods utilized, including but not limited to the use of filamentous fungi in the discovery, characterization, , improvement and manufacture of novel, genes, proteins, peptides, small molecules, enzymes or other DNA, vectors, plasmids, expression cassettes or other genomic tools with commercial value or other utility and the manufacture of products thereof.

(iv) The term "Purchase Agreement" shall mean that certain Series A Convertible Preferred Stock Purchase Agreement, dated as of ________ __, 2001, by and among the Company, Cooper Hill Partners, LLC and other parties signatory thereto.

(v) The term "Purchasers" shall have the meaning given to such term in the Purchase Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

CAUTION: THIS AGREEMENT CREATES IMPORTANT OBLIGATIONS OF TRUST AND AFFECTS THE EMPLOYEE'S RIGHTS TO INVENTIONS AND OTHER INTELLECTUAL PROPERTY THE EMPLOYEE MAY DEVELOP DURING HIS OR HER EMPLOYMENT.

DATED: ______________________

EMPLOYEE

____
Mark A. Emalfarb

DYADIC INTERNATIONAL, INC.

By: ______________________
Name: Mark A. Emalfarb
Title: President & CEO